PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED JULY 24, 1998)                   REGISTRATION NO. 333-58867


                            FRONTIER AIRLINES, INC.
                       7,452,930 Shares of Common Stock
                                 ____________

        This prospectus supplement relates to the resale by the holders (the "Selling Shareholders") 7,452,930 shares of Common Stock of Frontier Airlines, Inc. (the "Company").

        This prospectus supplement should be read in conjunction with the prospectus dated July 24, 1998, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

        The information with respect to The Seabury Group, LLC in the table appearing under the heading "Selling Shareholders" in the prospectus is superseded by the information appearing in the table below:

                                   Shares Owned                    Shares Owned
                                   Before this    Shares Offered    after this
Name                               Offering /1/      Hereunder     Offering /2/
----                               ------------   --------------   ------------
John E. Luth and Carol L.             548,000         548,000            0
Wegman, Trustees of Trust dated
May 20, 1999 /5/

        /1/ These amounts include Shares issuable upon exercise of warrants.
        /2/ Assumes that all of the Shares being offered hereunder will be sold.
        /5/ John E. Luth previously served as a director of the Company and is the President and Chief Executive Officer of The Seabury Group, LLC. Prior to Mr. Luth becoming a director of the Company, The Seabury Group, LLC provided financial advisory services to the Company in connection with debt and equity financings in December 1997 and April 1998.

        INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "PRINCIPAL RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ____________

           The date of this prospectus supplement is June 14, 1999.